Contact:

Allison Wey

Senior Director

Investor Relations and Corporate Affairs

Par Pharmaceutical Companies, Inc.

(201) 802-4000

PAR PHARMACEUTICAL REPORTS SECOND QUARTER 2008 RESULTS

Revises 2008 Financial Guidance

 New Launches Should Contribute Significantly in Second Half

Woodcliff Lake, N.J., August 7, 2008 – Par Pharmaceutical Companies, Inc. (NYSE:PRX) today announced results for the second quarter ended June 28, 2008.

Second Quarter and Six Month Results

For the second quarter ended June 28, 2008, Par reported total revenues of $112.9 million and a net loss of $20.1 million, or $0.60 per diluted share.  This is compared with reported revenues of $167.6 and net income of $2.8 million, or $0.08 per diluted share, for the same period in 2007.  For the six months ended June 28, 2008, Par reported total revenues of $267.9 million and a net loss of $17.5 million, or $0.53 per diluted share.  This is compared with reported revenues of $401.9 million and net income of $44.3 million, or $1.27 per diluted share, for 2007.

Patrick G. LePore, chairman, president and chief executive officer of Par said, “Contributing to the Company’s disappointing financial results in the second quarter was the lack of new product launches, which is the life-line of the U.S. generics industry.  However, I am still confident in our strategy and the outlook for the remainder of 2008 and beyond.”  Mr. LePore continued, “Our third quarter launches of dronabinol and meclizine, potential additional launches later in the year, strong pipeline of first-to-file products, and progress made in building Strativa’s portfolio of innovative branded products positions the Company for long term success.”

Second Quarter Financial Review

For the second quarter ended June 28, 2008, total revenues decreased 32.6% compared with the same period a year earlier as a result of increased competition on the Company’s generic products, decreased net sales of Megace® ES, and lower royalty income.

Revenues for the generic products division during the three month period decreased 36.4% to $92.9 million compared with the same period in 2007 due to competitive pressure, including for fluticasone, ranitidine HCl syrup, cabergoline, and a decline in many of the Company’s other products due to pricing pressures as well as lower royalties driven from ondansetron ODT.  Partially offsetting the decreases were increased sales of metoprolol resulting from the launch of additional strengths in the third quarter of 2007 and various amoxicillin products.  Second quarter 2008 revenue for Strativa decreased to $20.0 million from $21.6 million in the prior year due to decreased net sales of Megace® ES.

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Par’s second quarter gross margin was 22.2% of sales, compared with 33.7% in 2007.  This decrease is primarily attributed to increased sales of lower margin metoprolol, lower royalty income, lower sales of higher margin products such as propranolol, and a decline in many of the Company’s other generic products due to pricing pressures, tempered by higher relative sales of Megace® ES.   The gross margin rate for Strativa was 79.3% in the second quarter of 2008 compared with 72.5% in the same period in 2007.

Research and development (R&D) expense increased $1.7 million or 11.8% to $16.0 million in the second quarter of 2008, driven primarily by an increase in on-going development costs associated with the expansion of Par’s generic portfolio and includes Strativa’s research costs related to the development of Zensana™ and an initial payment related to the in-licensing agreement with MonoSol Rx.

Second quarter selling, general and administrative (SG&A) expense increased 7.9% to $36.7 million compared with the second quarter of 2007.  The increase was driven by legal fees related to ongoing litigation, including Paragraph IV litigation costs.  This increase was tempered by the non-recurrence of severance costs incurred in the second quarter of 2007, lower expenses related to the sales and marketing of Megace® ES and lower bonus and stock-based compensation.

2008 Financial Guidance

Par has adjusted its previously announced guidance for full-year 2008 earnings per diluted share from continuing operations of $0.65-$0.85 to ($0.06)-$0.38 reflecting the pricing pressure on the Company’s generic business experienced in the second quarter, a challenging reimbursement environment for Megace® ES and higher legal costs. The Company’s projections are based on its results for the first six months of 2008 and the impact of recent new product launches, as well as management’s estimates regarding the impact of product competition on existing products and anticipated legal costs.  This EPS range excludes anticipated pre-launch spending and milestone payments in support of Strativa’s business strategy and includes the estimated impact of three potential new generic product launches (i.e., sumatriptan kits, clonidine, and certain strengths of risperidone ODT) with an expected fully diluted EPS impact of $0.24-$0.39.  These estimates are, of course, subject to future developments, not all of which may be anticipated at this time.

Conference Call

Par has scheduled a conference call for Friday, August 8 at 9:00 am ET to discuss results for the second quarter of 2008.  Par invites investors and the general public to listen to a webcast of the conference call.  Access to the live webcast can be made via the Company’s website at http://www.parpharm.com.  The dial-in numbers for the conference call will be 888-713-4213 for domestic callers and 617-213-4865 for international callers.  The passcode is 56885024.   A replay of the conference call will be available for two weeks approximately one hour after the call. The dial-in numbers for the replay are 888-286-8010 for domestic callers and 617-801-6888 for international callers.  When prompted, the passcode is 11977886.

For a copy of Par’s Form 10-Q for the second quarter ended June 28, 2008, visit Investors/SEC Filings on the Par web site at www.parpharm.com.

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About Par

Par Pharmaceutical Companies, Inc. develops, manufactures and markets generic drugs and innovative branded pharmaceuticals for specialty markets.  For press release and other company information, visit www.parpharm.com.

Safe Harbor Statement

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  To the extent any statements made in this news release contain information that is not historical, these statements are essentially forward-looking and, as such, are subject to known and unknown risks, uncertainties and contingencies, many of which are beyond the control of the Company, which could cause actual results and outcomes to differ materially from those expressed herein.  Risk factors that might affect such forward-looking statements include those set forth in Item 1A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, in Item 1A of the Company’s subsequent Quarterly Reports on Form 10-Q, in other of the Company’s filings with the SEC from time to time, including Current Reports on Form 8-K, and on general industry and economic conditions.  Any forward-looking statements included in this news release are made as of the date hereof only, based on information available to the Company as of the date hereof, and, subject to any applicable law to the contrary, the Company assumes no obligation to update any forward-looking statements.

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PAR PHARMACEUTICAL COMPANIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share Data)

(Unaudited)

	June 28,	December 31,
	2008	2007
ASSETS
Current assets:
Cash and cash equivalents	$177,656	$200,132
Available for sale debt and marketable equity securities	115,306	85,375
Accounts receivable, net	61,284	64,182
Inventories	51,774	84,887
Prepaid expenses and other current assets	15,684	14,294
Deferred income tax assets	54,868	56,921
Income taxes receivable	21,715	17,516
Total current assets	498,287	523,307

Property, plant and equipment, at cost less accumulated depreciation and amortization	84,771	82,650
Available for sale debt and marketable equity securities	5,156	6,690
Investment in joint venture	-	6,314
Other investments	2,500	2,500
Intangible assets, net	55,350	36,059
Goodwill	63,729	63,729
Deferred financing costs and other assets	2,085	2,544
Non-current deferred income tax assets, net	59,252	57,730
Total assets	$771,130	$781,523

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$200,000	$200,000
Accounts payable	27,850	32,200
Payables due to distribution agreement partners	44,885	36,479
Accrued salaries and employee benefits	8,807	16,596
Accrued expenses and other current liabilities	31,196	27,518
Total current liabilities	312,738	312,793

Long-term debt, less current portion	-	-
Other long-term liabilities	32,108	30,975
Commitments and contingencies	-	-

Stockholders' equity
Preferred Stock, par value $0.0001 per share, authorized 6,000,000 shares; none issued and outstanding	-	-
Common Stock, par value $0.01 per share, authorized 90,000,000 shares; issued 37,187,155 and 36,460,461 shares	372	364
Additional paid-in capital	282,033	274,963
Retained earnings	212,718	230,195
Accumulated other comprehensive loss	(1,235)	(1,362)
Treasury stock, at cost 2,666,226 and 2,604,977 shares	(67,604)	(66,405)
Total stockholders' equity	426,284	437,755
Total liabilities and stockholders’ equity	$771,130	$781,523

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PAR PHARMACEUTICAL COMPANIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 28,	June 30,	June 28,	June 30,
	2008	2007	2008	2007

Revenues:
Net product sales	$108,289	$160,014	$259,526	$382,603
Other product related revenues	4,648	7,626	8,339	19,247
Total revenues	112,937	167,640	267,865	401,850
Cost of goods sold	87,829	111,085	193,236	257,606
Gross margin	25,108	56,555	74,629	144,244
Operating expenses:
Research and development	15,955	14,277	33,113	28,316
Selling, general and administrative	36,690	33,999	68,037	66,556
Settlements, net	-	-	-	(578)
Total operating expenses	52,645	48,276	101,150	94,294
Gain on sale of product rights and other	(500)	-	(2,125)	(20,000)
Operating (loss) income	(27,037)	8,279	(24,396)	69,950
Other (expense) income, net	-	(30)	-	(49)
Equity in loss of joint venture	(310)	(80)	(330)	(228)
Loss on marketable securities and other investments, net	(433)	(6,040)	(433)	(4,643)
Interest income	2,129	3,901	5,143	6,585
Interest expense	(1,667)	(1,727)	(3,334)	(3,445)
(Loss) income from continuing operations before provision for income taxes	(27,318)	4,303	(23,350)	68,170
(Benefit) provision for income taxes	(7,523)	1,505	(6,081)	23,858
(Loss) income from continuing operations	(19,795)	2,798	(17,269)	44,312
Discontinued operations:
Gain from discontinued operations	-	-	505	-
Provision for income taxes	268	-	713	-
Loss from discontinued operations	268	-	208	-
Net (loss) income	$(20,063)	$2,798	$(17,477)	$44,312

Basic (loss) earnings per share of common stock:
(Loss) income from continuing operations	$(0.59)	$0.08	$(0.52)	$1.28
Loss from discontinued operations	(0.01)	-	(0.01)	-
Net (loss) income	$(0.60)	$0.08	$(0.53)	$1.28

Diluted (loss) earnings per share of common stock:
(Loss) income from continuing operations	$(0.59)	$0.08	$(0.52)	$1.27
Loss from discontinued operations	(0.01)	-	(0.01)	-
Net (loss) income	$(0.60)	$0.08	$(0.53)	$1.27

Weighted average number of common shares outstanding:
Basic	33,304	34,676	33,262	34,647
Diluted	33,304	34,943	33,262	34,970